CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CleanSpark, Inc.,

GRIDFABRIC, LLC,

and

MEMBER

of

GRIDFABRIC, LLC

Dated as of August 31, 2020

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of August 31, 2020 (the “Effective Date”), by and among CleanSpark, Inc., a Nevada corporation (the “Buyer”), GridFabric, LLC, a Wisconsin Limited Liability Company (the “Company”), and Dupont Hale Holdings, LLC, a Wisconsin Limited Liability Company and the Company’s Sole Member (the “Seller”). The Buyer, the Company and the Seller may collectively be referred to herein as the “Parties”, and individually as “Party”.

RECITALS

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 100% of the Interest owned by the Seller on the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, Buyer will purchase the Interests free and clear of all Encumbrances, in return for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.	Sale and Purchase of Interests; Closing

1.1.            Sale and Purchase of Interests. Upon the terms, and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.2), Seller shall sell, assign, and transfer all of Seller’s right, title, and interest in and to the Interests held by Seller to the Buyer, and the Buyer shall purchase all of Seller’s right, title, and interest in and to the Interests, free and clear of all Encumbrances.

1.2.            Closing. The consummation of the purchase and sale of the Interests held by the Seller to the Buyer under this Agreement (the “Closing”) shall take place on a date and time within two (2) business days from the date of execution of this Agreement at 11:59 p.m. Pacific Standard Time (the “Closing Date”). The Closing will take place via an electronic medium in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will be delivered by electronic mail exchange of signature pages.

(a)                Closing Deliverables to Buyer. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form:

(i)                 Assignment and Assumption Agreement. An Assignment and Assumption of Limited Liability Company Interest, substantially in the form attached hereto as Exhibit B (the “Interest Assignment”), duly executed by Seller for transfer to Buyer or its designee(s);

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(ii)               Secretary Certificate. A certificate signed by the manager of the Company, dated as of the Closing Date, certifying that attached thereto are true and complete copies of (a) the Articles of Organization of the Company, (b) the Operating Agreement of the Company, (c) resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (d) resolutions adopted by the members of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions (by the managers and members) are in full force and effect;

(iii)             Officer Closing Certificate. A certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that the representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(iv)             Good Standing Certificate. A good standing certificate with respect to the Company issued by the Secretary of State of the State of Wisconsin, dated as of a date not more than five (5) Business Days prior to the Closing Date;

(v)               Required Consents. All consents, authorizations, orders, and approvals listed on Section 2.4 of the Disclosure Schedules, if any, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(vi)             Form W-9. A properly completed and duly executed IRS Form W-9 from Seller;

(vii)           FIRPTA Certificate. A certificate of non-foreign status that complies with Treasury Regulation Section 1.4445-2(c)(3), executed by the Company;

(viii)         Employment and Non-Competition Agreement. An Employment and Non-Competition Agreement, in form and substance reasonably satisfactory to Buyer, duly executed by Buyer and Key Employees of the Company with respect to the Company and its business and operations for a period of three (3) years from the date such Key Employee is no longer an employee of the Company, a form of which is attached hereto as Exhibit C and incorporated by reference herein (the “Employment Agreement”);

(ix)             Escrow Agreement. An escrow agreement, duly executed by the Seller and the Escrow Agent (as defined in the Escrow Agreement), a form of which is attached hereto as Exhibit D and incorporated by reference herein (the “Escrow Agreement”);

(x)               Leak-Out Agreement. A leak-out agreement, duly executed by the Seller and the Buyer, a form of which is attached hereto as Exhibit E and incorporated by reference herein (the “Leak-Out Agreement”).

(xi)             Resignations. Resignations, effective at and subject to the Closing, of such officers and directors of the Company as may be requested by the Buyer;

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(xii)           Corporate Books and Records. All corporate books and records and other property of the Company in the possession of the Seller;

(xiii)         Other Documents. Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)               Closing Deliverables to Seller. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller or any other Person designated by the Seller (unless the delivery is waived in writing by the Seller), the following documents, in each case duly executed or otherwise in proper form:

(i)                 Purchase Price Deliverables. The Cash Purchase Price and Stock Purchase Price, as described in Section 1.4 herein.

(ii)               Good Standing Certificate. A good standing certificate with respect to the Buyer issued by the Secretary of State of the State of Nevada, dated as of a date not more than five (5) Business Days prior to the Closing Date.

(iii)             Secretary Certificate. A certificate signed by the secretary of the Buyer, dated as of the Closing Date, certifying that attached thereto are true and complete copies of (a) the Articles of Incorporation of the Buyer, (b) the Bylaws of the Buyer, and (c) resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect;

(iv)             Officer Closing Certificate. A certificate, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, that the representations and warranties of the Buyer contained in Section 4 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(v)               Key Employment Agreements. The Employment Agreement as described in Section 1.2(a)(viii) signed by the Buyer for each Key Employee.

1.3.            Purchase Price. Subject to the terms and conditions of this Agreement and to the adjustments set forth herein, the aggregate Transaction consideration (the “Purchase Price”) shall be One Million Four Hundred Thousand Dollars ($1,400,000.00) and consist of: (a) the Cash Purchase Price, (b) the Stock Purchase Price, and (c) the Stock Earn-Out set forth in Section 1.5.

1.4.            Delivery of Purchase Price at Closing. Subject to the terms and conditions set forth herein, at the Closing:

(a)                Buyer shall remit Four Hundred Thousand Dollars ($400,000.00) in cash payable to Seller in the following manner (the “Cash Purchase Price”):

(i)                 Buyer shall pay Three-Hundred Sixty Thousand Dollars ($360,000.00) in cash to Seller via wire transfer. Buyer shall wire said amount to Seller pursuant to written instructions provided by Seller to Buyer at or prior to the Closing; and

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(ii)               Buyer shall remit Forty Thousand Dollars ($40,000.00) (the “Escrow Amount”) of the Purchase Price to the Escrow Agent pursuant to Section 1.7 herein.

(b)               Buyer shall deliver to Seller 26,427 shares of its common stock, $0.001 par value per share (“CleanSpark Shares”) valued at Two Hundred Fifty Thousand Dollars ($250,000.00), evidenced by a stock certificate, free and clear of all Encumbrances, in the name of the Seller, subject to certain restrictions set forth in the Leak-Out Agreement (the “Stock Purchase Price”).

All cash payments made by Buyer to Seller shall be in lawful money of the United States of America in immediate available funds.

1.5.                  Stock Earn-Out. As part of the Purchase Price, the Buyer shall deliver to Seller, when and if earned, CleanSpark Shares valued at up to Seven Hundred and Fifty Thousand Dollars ($750,000.00) (the “Stock Earn-Out”) to be earned by Seller in accordance with the future performance milestones set forth on Schedule B, evidenced by a stock certificate, free and clear of all Encumbrances, in the name of the Seller, subject to certain restrictions set forth in the Leak-Out Agreement in the following manner (the “Stock Earn-Out Milestones”).

1.6.                  Purchase Price Adjustment.

(a)                Closing Date Indebtedness Statement. On or prior to the date of this Agreement, the Seller has delivered to Buyer a statement (the “Closing Statement”), reasonably acceptable to Buyer, setting forth a list of the Indebtedness (the “Estimated Amount”).

(b)               Within thirty (30) days after the Closing Date, Buyer shall deliver to the Seller a statement (the “Post-Closing Statement”) setting forth the Buyer’s calculation, together with reasonably detailed supporting documentation, the actual amount of the Indebtedness immediately prior to the Closing (the “Actual Amount”). If the Actual Amount exceeds $20,000 (the “Excess Amount”), the Buyer shall have the right to offset the Excess Amount from the Escrow Amount. The Seller shall provide and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account an amount equal to the Excess Amount to the Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer in such joint written instructions.

1.7.                  Escrow Arrangement.

(a)                At the Closing, Buyer and the Seller shall enter into an Escrow Agreement with the Escrow Agent in the form attached hereto as Exhibit D, pursuant to which, among other things, Buyer shall deposit an amount in cash equal to the Escrow Amount in order to (i) provide Buyer with a source of funds for satisfaction of any amounts owing to Buyer resulting from any adjustment to the amount of the Purchase Price in connection with the Excess Amount, (ii) provide Buyer with a source of funds for satisfaction of any amounts owing from the Seller to the Buyer resulting from Damages required to be indemnified by the Seller under Section 6 of this Agreement (the “Escrow Account”).

(b)               All parties hereto agree for all Tax purposes that: (i) Buyer shall be treated as the owner of the Escrow Account, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, if any, or any portion thereof, shall be allocable for income Tax purposes to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount in the Escrow Account is actually distributed to or on behalf of the Seller (or deemed distributed to or on behalf of the Seller under applicable Law), interest may be imputed on such amount payable (or deemed payable) to the Seller, as required by Section 483 or 1274 of the Code, and (iii) in no event shall the aggregate payments under the Escrow Agreement to the Seller from the Escrow Account exceed the sum of the Escrow Amount. Clause (iii) of the preceding sentence is intended to ensure that the right of the Seller to the Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing, except as required by applicable Law.

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(c)                Distributions from the Escrow Account to the Seller or Buyer, as applicable, shall be made as provided in this Agreement and the Escrow Agreement.

1.8.                  Required Withholdings. Notwithstanding anything to the contrary set forth in this Agreement, each of Buyer and the Escrow Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as are required under the Code or any provision of state, local or foreign Law. To the extent that amounts are so withheld by Buyer or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding were made by Buyer or the Escrow Agent. Notwithstanding the foregoing, no amount shall be withheld from any payment made hereunder to a seller who provides Buyer or the Escrow Agent with a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides Buyer or the Escrow Agent with appropriate evidence that such Person is exempt from federal income Tax back-up withholding.

2.	Representations and Warranties of the Company

The Company represents and warrants to the Buyer as of the date hereof and will be deemed to represent and warrant as of the Closing Date as follows, except as set forth on the disclosure schedules delivered by the Company to the Buyer in connection herewith and which are attached hereto (the “Disclosure Schedules”). The sections of the Disclosure Schedules are numbered and captioned to correspond to the sections of this Agreement, and each disclosure will qualify the representations and warranties in the corresponding section of this Agreement and in any other section(s) of this Agreement to which such disclosure is cross-referenced or to which the relevance of such disclosure is reasonably apparent on its face:

2.1.                  Organization; Subsidiaries.

(a)                The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and has all requisite limited liability company power and authority to own, lease, and operate its properties and carry on its business as now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)               The Company has no subsidiaries or Affiliated entities.

2.2.                  Authorization; Enforceability. The Company has all requisite limited liability company power and authority to enter into this Agreement, each Transaction Document to which it is a party and to carry out the transactions contemplated herein and therein. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party have been duly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

2.3.                  Capitalization. The Interests constitute all of the outstanding membership interests of the Company. Each of the Interests is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights,

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exchange rights, rights of first refusal, preemptive rights, or other contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its membership interests, or (ii) stock appreciation, phantom stock, profit participation or similar equity participation rights with respect to the Company, and there is no agreement or arrangement, whether or not in writing, not yet fully performed that would result in the creation of any of the foregoing. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any interests or any other securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no voting trusts or agreements, stockholder agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company.

2.4.                  Non-Contravention; Consents. Assuming the receipt of the consents, approvals and waivers listed in Section 2.4 of the Disclosure Schedules, the execution and delivery of this Agreement and all of the Transaction Documents and the consummation of the Contemplated Transactions and the performance by the Company of its obligations hereunder and under the Transaction Documents will not: (a) breach, violate or conflict with, or require any consent, filing, notice, approval or waiver under, any term, condition or provision of, or give rise to a right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any provision of (i) the articles of organization, operating agreement or analogous organizational documents of the Company, (ii) any Material Contract to which the Company is a party or by which any of their respective assets are bound, (iii) any Law applicable to the Company, or (iv) any license, franchise, permit or other similar authorization held by the Company; or (b) result in the creation of any Encumbrance upon any of the Company’s assets or properties.

Except for the consents, authorizations and approvals set forth in Section 2.4 of the Disclosure Schedules, no authorization, consent, or approval of, or filing with, or notice to, any Governmental Body or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of, or performance by the Company and/or the Seller of their respective obligations under, this Agreement or the Transaction Documents to which they are a party, and/or the consummation by the Company and/or the Seller of the Contemplated Transactions.

2.5.                  Financial Statements. The Company has made available to the Buyer copies of (a) the unaudited consolidated balance sheets of the Company as of June 30, 2020 and December 31, 2019, respectively, and the related consolidated unaudited statements of income, cash flows and members’ equity for the same periods then ended (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in all material respects on a consistent basis during the periods involved, (ii) have been prepared from the books and records of the Company, and (iii) present fairly in all material respects the Company’s financial condition and results of operations as of the dates and for the periods indicated therein, subject to normal year-end adjustments.

2.6.                  No Undisclosed Liabilities. The Company does not have any liability except for liabilities (i) reflected or reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since June 30, 2020, and (iii) that are executory obligations arising in the Ordinary Course of Business under any contracts (and not as a result of any breach thereof).

2.7.                  Litigation. Except as set forth in Section 2.7 of the Disclosure Schedules, there have not been within the last three (3) calendar years and there are currently no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by the Company or the Seller relating to or affecting the Company, or the Interests. There are also no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, or the Interests which would have a Material Adverse Effect.

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2.8.                  Intellectual Property.

(a)                Seller owns or has the right to use all Company IP and the Intellectual Property licensed to Seller, except where such right is qualified in Section 2.8(a) of the Disclosure Schedules.

(b)               (i) The conduct of the Company, its employees, or the Seller as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) to the knowledge of the Seller, no Person is infringing, misappropriating or otherwise violating any Company IP.

2.9.                  Real Property.

(a)                Section 2.9(a) of the Disclosure Schedules sets forth all material real property leased by the Company used in connection with its business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property involving annual payments of at least $5,000 (collectively, the “Leases”).

(b)               The Company has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, fire or building code violations or other proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to utilize the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

2.10.              Insurance. True and complete copies of all insurance policies of the Company have been made available to the Buyer. Each of the Company’s insurance policies are in full force and effect. Since June 30, 2019, and up through the Closing, the Company has not received any written notice regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There are no claims involving more than $10,000 in any individual circumstance pending under any of such insurance policies, and no such claim has been made under any of such insurance policies in the last two (2) years.

2.11.              Employment Matters.

(a)                The Company is not a party to or bound by any collective bargaining or other agreement with a union or labor organization representing any of the Employees. Since June 30, 2019, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of the Employees.

(b)               The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

2.12.              Employee Benefit Matters.

(a)                Section 2.12(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 2.12(a) of the Disclosure Schedules, each, a "Benefit Plan").

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(b)               Except as set forth in Section 2.12(b) of the Disclosure Schedules, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

2.13.              Material Contracts.

(a)                Section 2.13(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Interests are bound or affected, or (y) to which Seller or the Company are bound in connection with the business of the Company (collectively the “Material Contracts”):

(i)                 All Contracts involving aggregate consideration in excess of $10,000;

(ii)               All Contracts where such provisions restrict the development, manufacture, marketing or distribution of the Company’s products or services;

(iii)             All Contracts where such provisions restrict the Company from carrying on any line of business or carrying on any business in any geographic location;

(iv)             All Contracts where such provisions contain any fees or payments to any Person (including any broker, investment bank or other finder) relating to any financing (public or private) or the sale of the enterprise value of the Company (through merger, consolidation, asset transfer, equity transfer, license or otherwise);

(v)               All Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)             All Contracts relating to Indebtedness (including, without limitation, guarantees);

(vii)           All Contracts between or among the Seller on the one hand, and any Affiliate of Seller on the other hand;

(viii)         All collective bargaining agreements or Contracts with any labor organization, union or association;

(b)               With respect to each Material Contract, (i) such Material Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by the Company and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) the Company and the other parties to such Material Contract are not in material breach of such Material Contract; and (iii) no party has actually repudiated or has provided notice or received any notice of any intention to terminate such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any Material Contract.

2.14.              Permits. The Company has all Permits and Governmental Authorizations necessary for the conduct of its business as now being conducted, the lack of which would have a Material Adverse Effect.

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2.15.              Sufficiency of Assets. The property, assets, and Interests of the Company are sufficient for the continued conduct of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted. All assets held by the Company have been adequately maintained and is in good operating condition.

2.16.              Absence of Certain Changes, Events, and Conditions.

Except as set forth on Section 2.16 of the Disclosure Schedules, from June 30, 2020 through the Closing Date, the Company has been operated in the Ordinary Course of Business in all material respects, and there has not been, with respect to the Company, any:

(a)                Event, occurrence or development that has had a Material Adverse Effect;

(b)               Incurrence of any indebtedness for borrowed money in connection with the Company, except customary trade payables and obligations incurred in the Ordinary Course of Business;

(c)                Sale or other disposition of the Interests;

(d)               Material change in any method of accounting or accounting practice for the Company;

(e)                Imposition of any Encumbrance upon any of the Interests;

(f)                Increase in the compensation of any Employees, other than as provided for in any written agreements or in the Ordinary Course of Business;

(g)                Any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, managers, officers or Employees of the Company;

(h)               Adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i)                 Any damage, destruction or loss not covered by insurance materially and adversely affecting the assets, properties, financial condition or business of the Company;

(j)                 Any waiver by the Company of a valuable right or of a material debt owed to it;

(k)               Any declaration, setting aside or payment or other distribution in respect of any of the Company’s membership interests, or any direct or indirect redemption, purchase or other acquisition of any of such membership interests by the Company other than in the Ordinary Course of Business; or any agreement or commitment by the Company to do any of the things set forth above in this Section 2.16.

2.17.              Tax Returns and Payments. The Company has filed (taking into account any valid extensions) all Tax Returns with respect to the Company required to be filed and has paid all Taxes shown thereon as owing. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. No issue relating to Taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).

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2.18.              Compliance With Laws. The Company is in compliance with all Laws applicable to the conduct of the Company as currently conducted or the ownership and use of the Interests, except where the failure of such compliance would not reasonably be expected to have a Material Adverse Effect.

2.19.              Bank Accounts. Set forth in Section 2.19 of the Disclosure Schedules is an accurate and complete list showing (a) the name and address of each bank or other depository with which the Company has an account and/or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereto.

2.20.              Accounts Receivable; Accounts Payable.

(a)                Section 2.20(a) of the Disclosure Schedules provides an accurate and complete breakdown of all Accounts Receivable as of the date of this Agreement. Except as set forth in Section 2.20(a) of the Disclosure Schedules, all Accounts Receivable: (i) represent sales actually made in the Ordinary Course of Business; (ii) are not subject to any valid set-off or counterclaim other than for return policies to which the Company is subject in the Ordinary Course of Business; (iii) do not represent obligations for goods sold on consignment; and (iv) are not the subject of any formal actions or proceedings brought by or on behalf of the Company.

(b)               All accounts payable of the Company arose in the Ordinary Course of Business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment. Since June 30, 2020, the Company has paid its accounts payable in the Ordinary Course of Business, except for those accounts payable the Company is contesting in good faith.

2.21.              Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement for which the Company will be responsible.

2.22.              Books and Records. The Company has used commercially reasonable efforts to maintain business records, including with respect to the assets and its business and operations, and such records are true, accurate and complete except where the failure to be true, accurate and complete would not reasonably be expected to have a Material Adverse Effect. None of the records, systems, controls, data or information which are material to the operation of the Company’s business are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

2.23.              Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.24.              No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company, its assets, and the Interests furnished or made available to Buyer, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise under applicable Laws.

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3.	Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as of the date hereof and will be deemed to represent and warrant as of the Closing Date as follows:

3.1.                  Authority. Seller has the legal capacity to enter into this Agreement and the Transaction Documents contemplated hereby to which Seller is a party and to consummate the Contemplated Transactions and thereby. This Agreement, the Transaction Documents and each such document to which Seller is or will be a party have been (and as to those yet to be executed, will be) duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

3.2.                  No Conflicts. The execution and delivery by Seller of this Agreement and the Transaction Documents contemplated hereby to which Seller is a party will not result in a breach of, constitute a default under, or require any consent, approval or waiver under, any term, condition or provision of any Contract to which Seller is a party or by which Seller is bound or result in any violation of any Law to which Seller is subject or by which his, her or its assets or properties are bound. No authorization of any Governmental Body, filing with, or notice to, any Governmental Body or any lenders, lessors, creditors, members or any other Person, is required by Seller in connection with the execution, delivery and performance by Seller of this Agreement and each of the documents, agreements, instruments and certificates to which Seller is a party in connection with the Contemplated Transactions, and the consummation by Seller of the Contemplated Transactions.

3.3.                  Title to Interests. The Seller is the sole record and beneficial owner of the Interests set forth next to Seller’s name on Schedule A, which constitutes all of the equity interests of the Company held by the Seller and the Seller does not own any other securities of the Company or options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company. The Seller has good and valid title to the Interests, free and clear of all Encumbrances and restrictions on transfer, and has full power, right and authority to transfer the Interests hereunder and immediately following the Closing, Buyer will have sole record and beneficial ownership of and valid title to all of the Interests free and clear of any Encumbrances (other than Encumbrances imposed by securities laws applicable to securities generally or by action taken by Buyer). None of the Interests is subject to any voting trust or other agreement or arrangement with respect to the voting of such interests.

3.4.                  Brokers or Finders. No broker or investment banker acting on behalf of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

3.5.                  Investment Representations.

(a)                Seller understands that the CleanSpark Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws. Selleralso understands that the CleanSpark Shares are being offered and issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) and/or Regulation D of the Securities Act. Seller acknowledges that Buyer will rely on Seller‘s representations, warranties and certifications set forth below for purposes of determining Seller’s suitability as an investor in the CleanSpark Shares and for purposes of confirming the availability of the Section 4(a)(2) and/or Regulation D exemption from the registration requirements of the Securities Act.

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(b)               Seller has received all the information Seller considers necessary or appropriate for deciding whether to acquire the CleanSpark Shares. Seller understands the risks involved in an investment in the CleanSpark Shares. Seller further represents that Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the CleanSpark Shares and the business, properties, prospects, and financial condition of Buyer and to obtain such additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access.

(c)                Seller is acquiring the CleanSpark Shares for Seller’s own account for investment only and not with a view towards their resale or “distribution” (within the meaning of the Securities Act) of any part of the CleanSpark Shares.

(d)               Seller understands that the CleanSpark Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement. Seller acknowledges and is aware that the CleanSpark Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until Seller has held the CleanSpark Shares for the applicable holding period under Rule 144.

(e)                Seller acknowledges and agrees that each certificate representing the CleanSpark Shares shall bear a legend substantially in the following form:

(f)                “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

3.6.                  No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Disclosure Schedules), neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Company, its assets, and the Interests furnished or made available to Buyer, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise under applicable Laws.

4.	Representations and Warranties of the Buyer

4.1.                  Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted.

4.2.                  Authorization; Enforceability. Buyer has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance by the Buyer of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company and Seller, as applicable, then this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

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4.3.                  No Conflicts; Consents and Approvals. The consummation of the transactions contemplated hereby and the performance by the Buyer of its obligations hereunder will not: (a) violate or conflict with the charter, by-laws or analogous organizational documents of the Buyer, (b) result in a material breach or constitute a material default under any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound, (c) result in any material violation of any Law applicable to the Buyer or (d) require the consent, authorization or approval of, or require any notification to, any Person that is necessary for the consummation of the transactions contemplated hereby.

4.4.                  Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.5.                  Sufficient Funds. Buyer has sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third party, to make the payments required under this Agreement, to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.

4.6.                  Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

4.7.                  Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates and have had an opportunity to inspect the facilities of the Company. Buyer has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of the Company and the Seller set forth in Section 2 and Section 3 herein and have not relied upon any other information provided by, for or on behalf of the Company, the Seller, or its Affiliates, officers, directors, employees, agents or representatives to Buyer, the Seller, or its advisors in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

5.	Covenants

5.1.                  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall (a) conduct the business of the Company in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Company organization, operations, and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not take any action that would cause any of the changes, events or conditions described in Section 2.16 to occur.

5.2.                  Accounts Receivable. From and after the Closing, if Buyer receives or collects any funds relating to any Accounts Receivable which relates to services provided by the Company or its Affiliates prior to the Closing, such funds are the property of the Buyer. From and after the Closing, if Seller receives or collects any funds relating to any Accounts Receivable which relates to services provided by the Company or its Affiliates prior to the Closing, Seller shall cause the funds to be remitted to the Buyer within ten (10) Business days after receipt thereof.

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5.3.                  Access to Information. From the date hereof until the Closing, the Company shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, assigned Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the conduct of the Company or any other businesses of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer if such disclosure would, in the Company’s sole discretion: (x) cause significant competitive harm to the Company and its businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Any and all information about the Company or its business which the Buyer acquires pursuant hereto shall be maintained as and kept confidential at all times prior to Closing, and if the within sale is not completed for any reason, the Buyer shall continue to maintain and keep such information confidential.

5.4.                  Public Announcements. From and after the date of this Agreement, the Seller shall not issue any press release or make any public statement regarding this Agreement or the transactions or documents contemplated by this Agreement, without the prior written consent of the Buyer or as may be required by Law.

5.5.                  Tax Matters.

(a)                All transfer, stamp, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes imposed on the Company or Seller in connection with this Agreement (“Transfer Taxes”) shall be paid by the Seller. At least thirty (30) days prior to filing any such Tax Return, the Seller shall submit a copy of such Tax Return to Buyer for Buyer’s review and comment, but Seller shall not be obliged to make any changes to any tax Return based on Buyer’s comments. The Seller shall be responsible for, and shall be responsible for all costs and fees associated with, filing all Tax Returns related to Transfer Taxes.

(b)               The Seller shall cause the Company to prepare and file or cause to be filed any Tax Returns of the Company for Tax periods ending on or prior to the Closing Date. The Buyer shall cause the Company to prepare and file any Tax Returns of the Company for Tax periods after the Closing Date.

(c)                After the Closing, the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes subject to Tax Returns including any Tax period up to and including the Closing Date. In that regard, the Buyer and the Seller shall maintain such Tax information or Tax records relating to the Company for a period of five (5) years from the Closing Date and, upon the Buyer’s or Seller’s request, provide to the other party such Tax information or Tax records which are reasonably relevant to any such audit, litigation or other proceeding.

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5.6.                  Books and Records. Seller shall transfer and deliver all of the Company’s books and records to Buyer on the Closing Date. For a period of five (5) years after the Closing Date, the Buyer shall make available to the Seller, from time to time as the Seller may reasonably request, and at Seller’s sole cost and expense, during normal business hours and in a manner that would not materially interfere with the operations of the Company, copies of such of the records of the Company and its Affiliates that exist as of the Closing Date.

5.7.                  [Intentionally Left Blank]

5.8.                  Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.9.                  [Intentionally Left Blank]

6.	INDEMNIFICATION

6.1.                  Survival of Representations.

(a)                General Survival. The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnified Party delivers to an Indemnifying Party a written notice alleging an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 6.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is resolved.

6.2.                  Indemnification.

(a)                Seller Indemnification. From and after the Closing (but subject to Section 6.1),

(i)                 Seller shall indemnify the Buyer from and against any Damages which are incurred by the Buyer as a result of any inaccuracy in or breach of any representation or warranty made by the Seller or the Company in this Agreement as of the Closing Date; and

(ii)               Seller shall indemnify the Buyer from and against any Damages which are incurred by the Buyer as a result of any breach of any covenant or obligation by Seller or the Company in this Agreement.

(b)               Buyer Indemnification. From and after the Closing (but subject to Section 6.1), the Buyer shall indemnify Seller from and against any Damages which are incurred by Seller as a result of:

(i)                 any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement as of the Closing Date; and

(ii)               any breach of any covenant or obligation of the Buyer in this Agreement; and

(iii)             any claim, loss, costs, or expenses sustained or incurred by Seller as a result of being, as the case may be, a member, manager, director, officer or guarantor of the obligations of the Company, provided that the same is for or relates exclusively to the business or actions of the Company after the Closing Date.

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6.3.                  Limitations.

(a)                Basket. The Buyer shall not have any rights under Section 6.2(a) for any inaccuracy in or breach of any representation or warranty in this Agreement except to the extent that the total amount of all recoverable Damages that have been incurred by the Buyer for inaccuracies in, or breach of representations or warranties of, the Seller and the Company in this Agreement exceeds $20,000 in the aggregate (the “Basket”); provided, that, if the total amount of such Damages exceeds the Basket, then the Buyer shall be entitled to be indemnified for all of such Damages without any reduction for the Basket.

(b)               Calculation of Damages. The Damages suffered by any Indemnified Party shall be calculated after giving effect to any amounts recoverable from third parties, including insurance proceeds recovered in respect of such Damages (and Buyer shall, and shall cause the Company to, use commercially reasonable efforts to effect any such recovery) and taking into account any tax benefit actually realized by, or any tax liability actually imposed on, the Indemnified Party and its Affiliates that is associated with such Damages or the receipt of an indemnification payment in respect thereof. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. There shall be no obligation to indemnify for any Damages which would not have arisen but for any alteration or repeal or enactment of any Legal Requirement after the Closing Date. The Indemnified Parties and the Indemnifying Parties shall use their respective commercially reasonable efforts to mitigate any Damages.

6.4.                  Procedures for Indemnified Claims.

(a)                The party seeking indemnification under Section 6.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Legal Proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b)               The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel for such defense. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of a Third Party Claim.

(c)                If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.4, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

(d)               If the Indemnifying Party has elected to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

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(e)                Each Party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f)                In the event an Indemnified Party has a claim for indemnity under Section 6.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 7.6.

6.5.                  Treatment of Indemnification Payments. The Parties agree that any indemnity payments made pursuant to this Section 6 shall be deemed to be an adjustment to the Purchase Price paid for the Interests for Tax purposes to the extent permitted by applicable Legal Requirements. In addition, the Parties agree that if any indemnity payments are owed to Buyer pursuant to this Section 6, Buyer shall have the right to offset the payment amounts from the Escrow Amount in the Escrow Account.

6.6.                  Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to claims for money damages, other than claims arising from intentional misrepresentation or fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement, for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6. Nothing in this Section 6.6 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any intentional misrepresentation or fraud by any Party hereto.

7.	MISCELLANEOUS

7.1.                  Termination. This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Seller and Buyer; (ii) by Buyer, upon written notice to Seller if: (a) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Company pursuant to this Agreement and such breach, inaccuracy, or failure cannot be cured by Seller or the Company within thirty (30) days, (b) any closing condition by Seller or the Company has not been fulfilled by September 30, 2020, or (c) a Material Adverse Effect occurs prior to the Closing; or (iii) by Seller, upon written notice to Buyer if: (a) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such breach, inaccuracy, or failure cannot be cured by Buyer within thirty (30) days, or (b) any closing condition by Buyer has not been fulfilled by September 30, 2020.

In the event of the termination of this Agreement in accordance with this Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

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7.2.                  Fees and Expenses. Except as otherwise expressly set forth in this Agreement, each Party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement, Transaction Documents, and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.

7.3.                  Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.4.                  Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; and (c) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto in accordance with this section):

If to Buyer:	CleanSpark, Inc. Attn: Zach Bradford 8475 S. Eastern Ave. Suite 200, Las Vegas, NV 89123 E-mail: [***]
with a copy to:	Procopio Cory, Hargreaves & Savitch LLP Attn: Christopher L. Tinen, Esq. [***] [***] E-mail: [***]
If to Seller or Company:	Dupont Hale Holdings, LLC Attn: Benjamin DuPont [***] [***] E-mail: [***]
With a copy to:	Ruder Ware, L.L.S.C. Attn: Benjamin E. Streckert, Esq. [***] [***] E-mail: [***]

7.5.                  Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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7.6.                  Governing Law; Dispute Resolution.

(a)                Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Nevada, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each of the parties waive any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement.

(b)               Venue. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement or any of the Transaction Documents shall be brought and determined in any court of competent jurisdiction in Clark County in the State of Nevada, and each party hereto, for itself and its successors and assigns and in respect to its property, hereby irrevocably submits with regard to any such Legal Proceeding, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto, for itself and its successors and assigns, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Legal Proceeding: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Legal Proceeding in any such courts are brought in an inconvenient forum; (B) the venue of such Legal Proceeding is improper; and (C) this Agreement, the Transaction Documents or the subject matter hereof or thereof, may not be enforced in or by such courts.

(c)                WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

7.7.                  Successors and Assigns. This Agreement shall be binding upon: (a) Seller and his/her/its estate, heirs, successors, assigns, legatees, executors, personal representatives, guardians, custodians, administrators and conservators, (b) the Buyer and its successors and assigns, and (c) the Company and its successors and assigns.

7.8.                  Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy at law or in equity that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

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7.9.                  Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.10.              Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyer, the Company and the Seller.

7.11.              Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions herein are consummated as originally contemplated to the greatest extent possible.

7.12.              Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Furthermore, except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any rights, benefits or remedies whatsoever. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Interests pursuant to the express terms and provisions of this Agreement and the Parties hereto expressly disclaim that they are owed any duties not expressly set forth in this Agreement. In addition, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; and all Parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

7.13.              Construction.

(a)                For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)               The Parties and their respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the Parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

[Signature Page to Follow]

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The Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

BUYER:

CLEANSPARK, INC.

By: /s/ Zach Bradford

Name: Zach Bradford

Title: President and CEO

COMPANY:

GRIDFABRIC, LLC

By:/s/ Benjamin DuPont

Name: Benjamin DuPont

Title: Manager

By:/s/ Matthew Hale

Name: Matthew Hale

Title: Manager

SELLER:

DUPONT HALE HOLDINGS, LLC

By:/s/ Benjamin DuPont

Name: Benjamin DuPont

Title: Manager

By:/s/ Matthew Hale

Name: Matthew Hale

Title: Manager

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Accounts Receivable” shall mean all accounts and accounts receivable of the Company.

“Affiliate or Affiliated” shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and shall include family members of such Person.

“Business Day” shall mean any day which is not a Saturday, Sunday or a day on which banks in Las Vegas, Nevada are authorized by applicable Legal Requirements or executive orders to be closed.

“Company IP” shall mean all Intellectual Property Rights owned by or exclusively licensed to the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement and the Transaction Documents.

“Contract” shall mean any written or oral agreement, contract, lease, instrument or legally binding commitment or undertaking of any nature.

“Control” (including the terms “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Damages” shall mean all actual losses, damages, settlements, judgments, awards, fines, penalties, fees (including reasonable attorneys’ fees), charges, costs and expenses of any nature; provided, that “Damages” shall not include any: (a) punitive, exemplary, special, incidental, remote or speculative damages, (b) lost profits, (c) consequential or other indirect damages or (d) diminution of value (including damages based on a theory of a valuation multiple, including earnings before interest, taxes, depreciation and amortization; income; revenue; or any derivation thereof), except in each case in clauses (a), (b), (c) and (d) to the extent any such Damages are paid to a third party in respect of a third-party claim.

“Disclosure Schedules” shall mean the disclosure schedules (dated as of the date of this Agreement) delivered to the Buyer on behalf of the Seller.

“Employees” shall mean those Persons employed by the Company who worked for the Company immediately prior to the Closing.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or other similar encumbrance.

“Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other enterprise, association, organization or entity.

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“Governmental Authorization” shall mean any permit, license, registration, qualification or authorization issued, granted, given or otherwise provided by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any: (a) nation, state, county, or city; (b) federal, state or foreign government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission or instrumentality).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Indebtedness” shall mean the outstanding debt and trade payables of the Company not to exceed $20,000.00.

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, trade names, brands, slogans, logos, Internet domain names, and corporate names, all translations, adaptations, derivations, and combinations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (ii) copyrights and works of authorship (whether or not copyrightable), and moral rights, and all applications, registrations, and renewals, (iii) computer software (including source code and object code, data, databases and documentation thereof), (iv) trade secrets and other confidential or proprietary information, know-how, processes, formulations, methods and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, industrial models, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Body-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (vi) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (vii) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Rights” shall mean all rights in connection with Intellectual Property which may exist or be created under the laws of any jurisdiction.

“Key Employees” shall mean Matt Hale and Ben Dupont.

“Key Employment Agreements” means those certain employment agreements dated as of the Closing Date between the Company and each of the Key Employees.

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding), commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state or foreign law, statute, constitution, principle of common law, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

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“Material Adverse Effect” shall mean any change, event or effect that has a material adverse effect on the (i) business, assets, liabilities, or results of operations of the Company in excess of $20,000.00, or (ii) the ability of Seller to consummate the transactions contemplated hereby; provided however, that a Material Adverse Effect shall not include: (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Company operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, (e) any other action required by this Agreement, or (f) the announcement of any of the transactions contemplated by this Agreement.

“Option Agreements” means agreements issued pursuant to and in accordance with Buyer’s then effective equity incentive plan with respect to stock options with respect to the award of options to purchase shares of Buyer’s common stock

“Ordinary Course of Business” shall mean the ordinary course of business of the Company consistent with past practices.

“Permit” shall mean all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from a Governmental Body.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, Governmental Body, unincorporated organization, trust, association or other entity.

“Representative” shall mean with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Tax(es)” shall mean all forms of taxation by Governmental Bodies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto.

“Tax Return” shall mean any return, report, statement or declaration, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Transaction Documents” shall mean this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer, the Company or the Seller in connection with the consummation of the Contemplated Transaction, in each case only as applicable to the relevant party or parties to such Transaction Documents, as indicated by the context in which such term is used.

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SCHEDULE A

SELLER INFORMATION

Name and Address of Seller	Membership Interests
DUPONT HALE HOLDINGS, LLC Address: [***] [***]	1,000 membership units

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SCHEDULE B

STOCK EARN-OUT MILESTONES

Earn out Payments: Subject to the terms and conditions set forth herein, upon reaching defined milestones, Buyer shall deliver to Seller CleanSpark Shares valued at up to Five Hundred Thousand Dollars ($500,000.00) in the following manner:

(i)                 Upon $[***] in total revenue being received by the Company directly as a result of the sale or license of the Company’s ‘VTN V2.0’ Product(s), the Buyer shall deliver to Seller CleanSpark Shares valued at One Hundred and Fifty Thousand Dollars ($150,000.00) within five (5) business days of such event occurring, evidenced by a stock certificate, free and clear of all Encumbrances (other than those under the securities laws), in the name of the Seller, subject to certain restrictions set forth in the Leak-Out Agreement. The number of CleanSpark Shares issued will be determined by dividing the $150,000 by the closing price of the CleanSpark Shares on the date the event occurs.

(ii)               Upon $[***] in total revenue being received by the Company directly as a result of the sale or license of the Company’s ‘IEEE 2030.5’ Product(s), the Buyer shall deliver to Seller CleanSpark Shares valued at Three Hundred and Fifty Thousand Dollars ($350,000.00) within five (5) business days of such event occurring, evidenced by a stock certificate, free and clear of all Encumbrances (other than those under the securities laws), in the name of the Seller, subject to certain restrictions set forth in the Leak-Out Agreement. The number of CleanSpark Shares issued will be determined by dividing the $350,000 by the closing price of the CleanSpark Shares on the date the event occurs.

Revenue Benchmark Payment:

Subject to the terms and conditions set forth herein, upon reaching defined milestones, Buyer shall deliver to Seller CleanSpark Shares valued at up to Two Hundred and Fifty Thousand Dollars ($250,000.00) in the following manner:

(i)                 If Gross Revenues during the twenty-four (24) month period commencing on the date hereof (the “Term”) equals or exceeds $[***] (the “Gross Revenue Benchmark”), CleanSpark Shares valued at Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “Benchmark Shares”) shall be delivered to the Seller.

(ii)               If Gross Revenues are less than $[***], but greater than $[***], during the Term, a percentage of the Benchmark Shares shall be delivered to the Seller, equal to the percentage the Gross Revenues during the Term, bears to the Gross Revenue Benchmark.

(1)               By way of example, if the Gross Revenues during the Term are equal to or less than $[***], then 0% of the Benchmark Shares shall be distributed to the Seller.

(2)               By way of further example, if the Gross Revenues during the Term are $[***], then 50.0% of the Benchmark Shares shall be distributed to the Seller.

(3)               By way of further example, if the Gross Revenues during the Term are equal to or greater than $[***], then 100.0% of the Benchmark Shares shall be distributed to the Seller.

(iii)             The number of CleanSpark Shares issued will be determined by dividing the value of the earned Benchmark Shares by the closing price of the CleanSpark Shares on the earlier of (i) the date $[***] in Gross Revenue is achieved or (ii) twenty-four (24) months from the date the Agreement is executed. Benchmark Shares will be delivered to Seller within five (5) business days of such event occurring, evidenced by a stock certificate, free and clear of all Encumbrances (other than those under the securities laws), in the name of the Seller, subject to certain restrictions set forth in the Leak-Out Agreement.

For purposes of this Schedule B, “Gross Revenues” means the all revenues resulting from the business activities of the Company, and shall include all revenues of any other entity to which the Company or its subsidiaries transfers any portion of its business.

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